UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2018

LendingTree, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On October 4, 2018, LendingTree, LLC (“Buyer”), a wholly-owned subsidiary of LendingTree, Inc. (the “Company”), entered into a Unit Purchase Agreement with QuoteWizard.com, LLC, a Delaware limited liability company (“QuoteWizard”), all of the members of QuoteWizard (collectively, the “Sellers”), and Scott Peyree as the Securityholder Representative. QuoteWizard.com is one of the largest insurance comparison marketplaces in the nation’s growing online insurance advertising market.

Subject to the terms and conditions of the Unit Purchase Agreement, at the closing of the transaction, Buyer will pay $300 million of cash consideration to the Sellers, subject to adjustments for working capital, in exchange for all of the membership interests of QuoteWizard. A portion of such cash consideration will be deposited into escrow to secure the Sellers’ obligations under the Unit Purchase Agreement to make certain indemnification and purchase price adjustment payments.

In addition, pursuant to the Unit Purchase Agreement, Sellers are eligible to receive three earnout payments based on QuoteWizard achieving certain adjusted EBITDA-based targets during three consecutive twelve-month periods, the first of which begins on the first day of the first full month following the closing of the transaction. The Sellers are eligible to receive up to $70.2 million in aggregate earnout payments. The earnout payments are payable in cash. Buyer has also committed to pay up to $4.8 million as cash bonuses to employees based on achievement of the adjusted EBITDA-based targets during the three earnout periods.

The closing of the transaction is subject to customary closing conditions, including the receipt of certain third party consents and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the transaction is expected to occur in the first half of the Company’s fourth quarter of 2018.

The description of the Unit Purchase Agreement contained herein is qualified in its entirety by reference to the full text of the Unit Purchase Agreement, a copy of which is included as Exhibit 2.1 to this report. The Unit Purchase Agreement contains representations and warranties by Buyer and QuoteWizard with respect to matters as of specified dates. The representations and warranties: reflect negotiations between the parties to the Unit Purchase Agreement and are not intended as statements of fact to be relied upon by the Company’s stockholders; in certain cases, merely represent risk-allocation decisions among the parties; have been modified or qualified by certain disclosure schedules that that have been omitted in accordance with the rules of the Securities and Exchange Commission; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders. As such, the representations and warranties are solely for the benefit of the parties to the Unit Purchase Agreement and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Unit Purchase Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and the Company’s stockholders should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Unit Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Company issued a press release announcing the Unit Purchase Agreement on October 4, 2018, a copy of which is attached as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

2.1
Unit Purchase Agreement dated as of October 4, 2018 by and among LendingTree, LLC, QuoteWizard.com, LLC, all of the members of QuoteWizard.com, LLC, and Scott Peyree as the Securityholder Representative.*

99.1	Press release issued on October 4, 2018.

* The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2018

LENDINGTREE, INC.

	By:	/s/ J.D. Moriarty
J.D. Moriarty
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1
Unit Purchase Agreement dated as of October 4, 2018 by and among LendingTree, LLC, QuoteWizard.com, LLC, all of the members of QuoteWizard.com, LLC, and Scott Peyree as the Securityholder Representative.*

99.1	Press release issued on October 4, 2018.

* The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.